  Xian Resources, Ltd.

1175 Osage, Suite 204

Denver, CO 80204

October 3, 2012

Kevin L. Vaughn

Accounting Branch Chief

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Re:

Xian Resources, Ltd.

Form 10-K for the fiscal year ended May 31, 2012

Filed August 27, 2012

File No: 000-53344

Dear Mr. Vaughn:

In connection with responding to your comment letter dated September 18, 2012, Xian Resources, Ltd., a Colorado corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Xian Resources, Ltd.

/s/ Jay Lutsky, Chief  Executive Officer